Exhibit 5.1

March 15, 2019
A10 Networks, Inc.
3 West Plumeria Drive
San Jose, CA 95134

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S‑8 (the “Registration Statement”) to be filed by A10 Networks, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,715,060 shares of your common stock, par value $0.00001 per share (the “Common Stock”) reserved for issuance pursuant to the Amended and Restated 2014 Equity Incentive Plan (which plan is referred to herein as the “Plan” and which shares of Common Stock are referred to herein as the “Shares”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.